Exhibit 21

HomeFed Corporation
Subsidiaries as of December 31, 1999



Name                                     State of Incorporation/Organization

HomeFed Communities, Inc                             California
HomeFed Resources Corporation                        California
Paradise Valley, LLC                                  Delaware
Otay Land Company, LLC                                Delaware


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